CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of December 19, 2007 by and between Mark Maron (the “Consultant”) and Sionix Corporation, a Nevada corporation (the “Corporation”). The foregoing parties are sometimes referred to hereinafter individually as a “Party” or collectively as the “Parties.”

WHEREAS, the Corporation believes that the Consultant’s service, experience, contacts and knowledge are valuable to the Corporation in connection with its business; and

WHEREAS, the Corporation desires to engage the Consultant on a non-exclusive basis, and the Consultant desires to be engaged by the Corporation, to provide the consulting services described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

1. Engagement. The Corporation hereby agrees to engage the Consultant and the Consultant hereby accepts such engagement, on a non-exclusive basis, upon the terms and subject to the conditions hereinafter set forth. The Consultant agrees to be available as needed up to two (2) business days per week to the performance of his duties and responsibilities hereunder. Subject to Section 8 hereof the Consultant shall not be prohibited from engaging in any other business or endeavor , including, without limitation, as an officer, director, manager, member, partner or stockholder of any other entities.

2. Term of Engagement. Subject to Section 7, the term of the Consultant’s engagement pursuant to this Agreement shall commence on and as of the date hereof (the “Effective Date”), and shall terminate on December 19, 2008 (the “Initial Term”). This Agreement shall automatically renew for an additional one (1) year period (the “Successive Term”), unless either Party shall notify the other in writing of its intent not to renew at least sixty (60) days prior to the expiration of the Initial Term. In this Agreement the word “Term” shall refer to the Initial Term and the Successive Term, if any.

3. Authority; Services. During the Term, the Consultant will have the title “Special Adviser” and report directly to the Chief Executive Officer of the Corporation, except as otherwise provided herein, and shall provide strategic advisory services, including (a) the preparation of a strategic plan for the Corporation and the evaluation of its strategic alternatives, which alternatives may include joint ventures or other strategic partnerships and alliances, licensing agreements, leasing agreements or the sale of all or part of the Corporation, and (b) the selection of any advisors or financiers in connection with any strategic transaction, (c) identifying and preparing analyses of businesses that are competitive with the Corporation, and (d) such other services as the Consultant and the Chief Executive Officer shall mutually determine.

4. Independent Contractor Status. Consultant is an independent contractor and not an employee of Corporation for any purpose whatsoever, including state and federal taxes and workers' compensation insurance, but is an independent contractor. Neither this Agreement, the relationship created between the parties hereto pursuant to this Agreement, nor any course of dealing between the parties hereto is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. Consultant does not have, nor shall Consultant hold out Consultant as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon Company, or to pledge Company's credit, or to extend credits in the name of Company.

5. Nature of Consultant's Relationship to Company. Consultant is engaged in Consultant's own business independent of the Company, and the nature of Consultant's independent contractor relationship with the Company shall be further defined as follows:

(a) State and Federal Taxes. Company will not withhold any monies for any state, local or federal taxing authorities from compensation earned by Consultant pursuant to this Agreement. Company shall prepare and file a Form 1099 with the Internal Revenue Service ("IRS") reporting the compensation paid to Consultant.

(b) Fringe Benefits. Consultant shall receive no fringe benefits under this Agreement whatsoever, and accordingly, shall receive no insurance benefits, disability income, vacation, holiday pay, sick pay, expense reimbursement, or any other benefits.

(c) Workers' Compensation. Company shall not provide workers' compensation coverage for Consultant or Consultant's Agents. Any and all workers' compensation coverage shall be the sole responsibility of Consultant.

(d) Hours. Consultant shall not be required to work any specified hours or specified days.

(e) Licensing/Insurance. Consultant shall obtain and maintain at Consultant's sole expense any licenses or insurance required by federal, state or local law.

(f) Location. During the Term, the Consultant may perform his duties from his home office or at the Corporation's offices in Irvine, California, at the discretion of the Consultant.

6. Remuneration.

(a) Option. In consideration of the services to be rendered hereunder, the Consultant shall be granted a non-qualified stock option (the “Option”), upon the Effective Date, to purchase up to an aggregate of 5% of the Corporation’s outstanding common stock, par value $0.001 per share (the “Common Stock”), on a fully diluted basis calculated as of the Effective Date (the “Option Shares”), and exercisable for a period of 5 years at an exercise price of $0.25 per share (the “Exercise Price”), which Option Shares shall be subject to vesting and certain adjustments as provided in the Notice of Grant of Stock Option substantially in the form attached hereto as Exhibit A (the “Grant Notice”) and the form of Option Agreement attached thereto as Exhibit A (the “Option Agreement”). The Corporation agrees to register the Option Shares with the Securities and Exchange Commission on Form S-8 within 30 days of the Effective Date. In addition, in the event the Corporation’s Market Capitalization (as defined in the Grant Notice) is $175 million or more for 15 consecutive trading days, no later than the first year anniversary of the expiration of the Term, then the Corporation will issue to Consultant upon the conclusion of such 15 trading day period a five-year option to purchase an additional 1.5% of the Corporation’s outstanding Common Stock on a fully diluted basis calculated as of the date of this Agreement, at an exercise price equal to the closing price on the 15th day of such 15 trading day period.

(b) Expenses. The Corporation shall reimburse the Consultant for all reasonable business expenses incurred during Consultant’s engagement hereunder (the “Expenses”), with any individual Expenses in excess of two thousand five hundred dollars ($2,500) or aggregate Expenses in excess of five thousand dollars ($5,000) in any 30-day period commencing as of the Effective Date to be submitted to the Corporation’s board of directors (the “Board”) for pre-approval by the Board.

(c) Additional Remuneration. During the Successive Term, if any, the Consultant shall be entitled to only such remuneration as may be negotiated and mutually agreed upon in writing by the Parties. The parties agree that prior to the end of the Initial Term they shall use good faith efforts to negotiate renumeration for the Successive Term; provided that nothing herein shall require either party to renew the term of this Agreement for the Successive Term.

7. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, the Consultant’s engagement under this Agreement shall terminate under the following circumstances:

(a) Termination for Cause. Subject to Section 7(d), the Corporation may terminate Consultant's engagement under this Agreement for Cause at any time prior to expiration of the Term. As used herein, "Cause" shall mean only:

(i)if Consultant is convicted of (or pleads nolo contendere to) any felony;

(ii)acts of fraud, misappropriation or embezzlement committed by Consultant at the expense of the Corporation;

(iii) a determination by the Corporation that Consultant has engaged in willful misconduct, gross negligence or gross or habitual neglect in the performance of his duties under this Agreement; or

(iv) a material breach by the Consultant of any of the covenants, terms or provisions of this Agreement that remains uncured for a period of 30 days after written notice by the Corporation to the Consultant.

Consultant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the Board (not counting the Consultant) at a meeting of the Board (after reasonable notice to Consultant and opportunity for Consultant, together with his counsel, to be heard before the Board and to cure such conduct within thirty (30) days thereof to the extent curable), finding that in the good faith opinion of the Board, Consultant engaged in the conduct described herein, and specifying the particulars thereof.

(b) Termination for Good Reason. Subject to Section 7(d), the Consultant’s engagement under this Agreement may be terminated by the Consultant for Good Reason by written notice to the Board. The occurrence of one or more of the following events shall constitute “Good Reason”:

(i) the Corporation’s material breach of any of the provisions of this Agreement, which breach is not cured by the Corporation within fifteen (15) days following written notice thereof from Consultant; provided, that the Corporation can only cure such breach on two (2) occasions;

(ii) any adverse alteration in Consultant's duties hereunder;

(iii) any reduction in Consultant's compensation;

(iv) the Board or the Chief Executive Officer requests the Consultant to engage in any unlawful activity; or

(v) a Change in Control shall occur.

A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)  any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation or any Affiliate thereof, is or becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or Executive) representing fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding securities; or

(ii) in the event that the individuals who at the beginning of the Initial Term constitute the Board, and any new director whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board at the beginning of the Initial Term or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof during the Initial Term; or

(iii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with or the sale of the Corporation to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the Board of the surviving corporation following the consummation of such merger or consolidation; or

(iv) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity not controlled by the Corporation.

(c)Termination Without Cause or Good Reason. Subject to Section 7(d), the Consultant’s engagement under this Agreement may be terminated by the Corporation without Cause, or by the Consultant without Good Reason, immediately upon written notice to the other Party.

(d) Effects of Termination. If during the Term (i) the Consultant’s engagement is terminated by the Corporation for Cause, or by the Consultant without Good Reason, then any as yet unvested Option Shares shall be immediately forfeited upon the date of such termination (the “Termination Date”), as provided in the Option Agreement; or (ii) the Consultant’s engagement is terminated by the Corporation without Cause, or by the Consultant for Good Reason, then any as yet unvested Option Shares shall immediately vest and become exercisable upon the Termination Date, for the entire life of the Option, as provided in the Option Agreement. Notwithstanding anything herein to the contrary, the Consultant’s obligations under Sections 8 of this Agreement and the Corporation’s obligations under Section 9 of this Agreement shall survive any termination of the Consultant’s engagement with the Corporation at any time and for any reason.

(e) Death; Disability. Upon the death or Disability of the Consultant, all obligations of the Corporation under this Agreement shall immediately terminate other than with respect to vested but unexercised Option Shares to the extent accrued or vested through the Termination Date, as provided in the Option Agreement. As used in this Section 7, the term “Disability” means the good faith determination of the Board that the Consultant has become so physically or mentally incapacitated or disabled as to be unable to satisfactorily perform his duties hereunder for a period of one hundred twenty (120) consecutive calendar days or for one-hundred eighty (180) days in any three-hundred sixty (360) day period, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) mutually agreed upon by Consultant and the Corporation.

(f) No Mitigation; No Offset. The Parties hereto agree that Consultant shall not be required to mitigate damages in respect of any termination benefit or payment due under this Agreement or in respect of any damage award as a result of the Corporation's breach of this Agreement, nor shall any such benefit or award be offset by any future compensation or income received by Consultant from any other source. The Corporation shall not have the right to offset against its obligations hereunder or against any such damage award any amounts payable by Consultant to Corporation for any reason.

8. Non Competition; Non Solicitation; Confidentiality; Proprietary Rights

(a) Non-Competition. The Consultant agrees that he shall not during the Term:

(i) directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, partner, member, joint venturer, director, officer, employee, consultant or agent with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which develops, manufactures or markets products or performs services which are competitive with products or services of the Corporation or its subsidiaries; provided, however, that the Consultant may own, directly or indirectly, securities of any entity traded on a national securities exchange or listed or quoted on an interdealer quotation system; and provided, further, that the Consultant does not, directly or indirectly, own more than 5% of any class of equity securities, or securities convertible into or exercisable or exchangeable for more than 5% of any class of equity securities, of such entity;

(ii) call upon, solicit, direct, take away, provide products or services to, or accept any orders of business from, any customers or clients of the Corporation for products or services which are competitive with the products or services of the Corporation or its subsidiaries; or

(iii) solicit any employee of the Corporation to terminate such employee’s employment with the Corporation.

(b) Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean proprietary and non-public information that is not disclosed by the Corporation in its public filings. Confidential Information includes information, whether or not patentable or copyrightable, in written, verbal, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information may include information developed by the Consultant in the course of the Consultant’s engagement by the Corporation, as well as other information to which the Consultant may have access, in connection with the Consultant’s engagement. Notwithstanding the foregoing, Confidential Information does not include information (i) that is or becomes generally available in the public domain through no fault of the Consultant, (ii) was known by the Consultant prior to his engagement by the Corporation, (iii) is disclosed pursuant to the lawful requirement or request of a governmental agency or disclosure is permitted or required by operation of law, court order, civil process or stock exchange.

(c) Confidentiality. In the course of performing services hereunder on behalf of the Corporation and its affiliates, the Consultant has had, and from time to time will have, access to Confidential Information. The Consultant agrees (i) to hold such Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the course of the regular business of the Corporation), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Corporation. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Consultant by the Corporation or are produced by the Consultant in connection with the Consultant’s engagement will be and remain the sole property of the Corporation. Upon the termination of the Consultant’s engagement with the Corporation at any time and for any reason, and as and when otherwise requested by the Corporation, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers or items, and reproductions thereof relating to the foregoing matters) in the Consultant’s possession or control, shall be immediately returned to the Corporation.

(d) Third Party Agreements and Rights. The Consultant represents to the Corporation that the Consultant’s execution of this Agreement, the Consultant’s engagement with the Corporation and the performance of the Consultant’s obligations under this Agreement do not violate any existing obligations the Consultant has to any previous employer or other party. In the Consultant’s work for the Corporation, the Consultant will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and the Consultant will not bring to the premises of the Corporation any copies or other tangible embodiments of confidential information belonging to or obtained from any previous employment or other party.

(e) Inventions. The Consultant recognizes that the Corporation possesses a proprietary interest in all of the Confidential Information and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Consultant, except as otherwise agreed between the Corporation and the Consultant in writing. The Consultant expressly agrees that any products, inventions, discoveries or improvements made by the Consultant in the course of the Consultant’s engagement, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Corporation. The Consultant further agrees that any and all products, inventions, discoveries or improvements developed by the Consultant (whether or not able to be protected by copyright, patent or trademark) during the Term, or involving the use of the time, materials or other resources of the Corporation, shall be promptly disclosed to the Corporation and shall become the exclusive property of the Corporation, and the Consultant shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(f) Certain Remedies. It is specifically understood and agreed that any breach of the provisions of this Section 8 of this Agreement by the Consultant could result in irreparable injury to the Corporation and its subsidiaries and affiliates, and that the remedy at law alone may be an inadequate remedy for such breach. Accordingly, the Consultant agrees that if the Consultant breaches any portion of this Agreement, the Corporation or its subsidiaries and affiliates shall be entitled, in addition to any other remedy it may have, to seek to enforce the specific performance of this Agreement by the Consultant through both temporary and permanent injunctive relief, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

9. Indemnification. The Corporation shall indemnify the Consultant as provided in an indemnification agreement in the form attached hereto as Exhibit B.

10. Integration. This Agreement and the attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties, whether written or verbal, with respect to any related subject matter.

11. Assignment; Successors and Assigns, etc. Neither the Corporation nor the Consultant may make any assignment of this Agreement or any interest herein without the prior written consent of the other Party; provided, however, in the event of a Change in Control, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested to the Parties as follows:

if to the Consultant, at the last address the Consultant has filed in writing with the Corporation,

with a copy to:

Manatt, Phelps & Phillips, LLP
11355 W. Olympic Blvd.
Los Angeles, California 90064
Attn: Mark J. Kelson, Esq.

if to the Corporation, as follows:

Sionix Corporation
2082 Michelson Drive, Suite 306
Irvine CA 92612
Attn.: Chairman of the Board of Directors

with a copy to:

Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Attn.: Kevin Friedmann, Esq.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Consultant and by a duly authorized representative of the Corporation.

16. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof.

17. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a facsimile signature or email delivery of a “.pdf” file containing such signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

18. Attorneys’ Fees and Costs. If any action at law or in equity is necessary to enforce or interpret any of the rights or obligations under this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which the prevailing Party may be entitled. In addition, the Corporation shall promptly reimburse the Consultant upon presentation of billing statements for any and all legal fees and expenses incurred by him in the preparation and negotiation of this Agreement and the other agreements related hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

CORPORATION:

SIONIX CORPORATION

By:	/s/ John Foster
Name: John Foster
Title: Chairman of the Board

CONSULTANT:

/s/ Mark Maron
MARK MARON

Exhibit A

Form of Stock Option Agreement

Exhibit B

Form of Indemnification Agreement